

RiverSTONE NETWORKS

2002 Stock Option Exchange Program
Presentation to Employees

The Offer

2002 Stock Option Exchange Program

Riverstone Networks is offering eligible non-Executive employees the opportunity to exchange their stock options for replacement options

Stock Option Exchange Program Overview

- **Eligible employees are regular full-time or part-time employees. 16(b) Executives are not eligible to participate**
- **Voluntary stock option exchange**
  - Cancel tendered option at the end of offer period (must remain open at least 20 business days) and Board grants Replacement Option at least six months and one day thereafter, market priced on date of Replacement Option grant
  - All remaining shares in a given grant must be exchanged
- **Exchange ratio (tendered:replacement)**
  - Strike price less than $2.50 = 1:1
  - Strike price greater than or equal to $2.50 & less than $5.00 = 1.5:1
  - Strike price greater than or equal to $5.00 & less than $7.50 = 2:1
  - Strike price greater than or equal to $7.50 & less than $10.00 = 3:1
  - Strike price greater than or equal to $10.00 = 4:1

Stock Option Exchange Program Overview

- Employee may elect to receive an equivalent cash payment for the FMV of options tendered with a strike price over $10.00 at a 4:1 exchange rate
  - FMV calculated on the Offer Date
  - Cash payout occurs on the Replacement Grant Date
- Applies to any option grant awarded to you. Any option granted in the last 6 months before the offer and/or with a strike price greater than or equal to $5.00 must be cancelled.
- Replacement Option vesting credit/schedule will be equivalent to original grant plus credit for the time from Option Cancellation Date through Replacement Option Grant Date.
- Replacement Grants will be NQ's

Six-Month Rule

If you participate in the Option Exchange Program, you must exchange any other option granted to you during the six months before the first day of the offer period, or the six months after the Option Cancellation Date <u>whether or not it is underwater</u>

- All grants given to you in the 6 month period prior to the commencement of the offer must also be exchanged
- Any new grants that would otherwise have been awarded to you after the cancellation date must be deferred until the replacement option grant date
- Financial Accounting Rule to avoid variable accounting charge on options

Eligibility

- **To cancel and receive a later grant….**

Regular, non-executive (16(b)) employee must be continuously employed from Option Cancellation Date through Replacement Option Grant Date

- If you leave Riverstone Networks or are terminated for any reason

    Before the Option Cancellation Date, you cannot exchange your options and you will have the normal 90 days post termination to exercise

    After the Option Cancellation Date but before the Replacement Option Grant Date, you won't receive a Replacement Option and your cancelled options will be lost

- If Riverstone is acquired or otherwise subject to a change in control before the replacement options are granted, then you may not receive replacement options unless the successor company decides – in its discretion – to grant them

How the Exchange Program Works

- You make a voluntary election to exchange any or all of your grants
- You may exchange any single option grant below the strike price of $5.00 for a Replacement Option.
- If you participate, all option grants made in the six months prior to the offering date and/or with a strike price greater than or equal to $5.00 must be exchanged
- The Replacement Option will be in proportion to the exchange ratio based upon the strike price.
- No partial tenders - if you choose to exchange an option, all unexercised shares of that option must be cancelled

How the Exchange Program Works (cont'd)

- Employees must make election to exchange underwater options by 5:00 p.m. PT on November 14, 2002 or a later date if the offer period is extended (Option Cancellation Date)
- Elections to exchange will be effective on the Option Cancellation Date
- Replacement Options will be granted at least six months and a day after the Option Cancellation Date (Replacement Option Grant Date)

How to Participate

- Read carefully the Tender Offer materials which will be sent the week of October 15, 2002
- Complete & submit the election form on or before the Option Cancellation Date, November 14, 2002 at 5:00 pm PT (or such later date to which offer may be extended)
  - Submit even if you're not exchanging any options
  - You may change your election as many times as you want up to the deadline
  - Failure to make an election before the deadline results in no option exchange
  - You can't change your election after the deadline

Things to Consider

- **Riverstone Networks employees and management cannot advise you regarding the merits of the exchange program**
  - Participation is solely up to you
  - Check with your financial and tax advisors

Key Dates

- **November 14, 2002**
  - 5:00 pm PDT – anticipated deadline for submitting Option Exchange Election
  - Option Cancellation Date
- **After May 21, 2003**
  - Anticipated Grant date for Replacement Options & Deferred Focal Option Grants

Employee Example Assumptions

The following are the assumptions used in the following examples

- The derived FMV of option tendered with a strike price over $10.00 is $.50
- Totals at the bottom of each example assume all grants are tendered
- The Returned Shares and Cash Value columns are an either/or option for tendered grants with a strike price over $10.00

Employee Examples

Name	Option Date	Plan/Type	Grant Shares	Outstanding Shares*	Price	Exchange Ratio	Shares Returned	Cash Value
Employee A	5/15/2000	00EP/ISO	10,000	9,000	$3.50	1.50	6,000	$0.00
	9/15/2000	00EP/ISO	3,000	3,000	$9.50	3.00	1,000	$0.00
	3/4/2002	00EP/NQ	4,000	4,000	$4.64	1.50	2,667	$0.00
	6/18/2002	00EP/ISO	6,000	6,000	$2.32	1.00	6,000	$0.00
			Total	22,000			15,667	$0.00
Employee B	5/15/2000	00EP/ISO	20,000	17,500	$3.50	1.50	11,667	$0.00
	9/15/2000	00EP/ISO	4,000	4,000	$9.50	3.00	1,333	$0.00
	2/14/2001	00EP/ISO	4,000	4,000	$12.00	4.00	1,000	$500.00
	3/4/2002	00EP/ISO	3,000	3,000	$4.64	1.50	2,000	$0.00
	6/18/2002	00EP/ISO	10,000	10,000	$2.32	1.00	10,000	$0.00
	7/1/2002	00EP/ISO	2,500	2,500	$2.80	1.50	1,667	$0.00
			Total	41,000			27,667	$500.00

* Outstanding Shares are the number of eligible shares under the program.

Employee Examples

Name	Option Date	Plan/Type	Grant Shares	Outstanding Shares*	Price	Exchange Ratio	Shares Returned	Cash Value
Employee C	5/15/2000	00EP/ISO	90,000	60,000	$3.50	1.50	40,000	$0.00
	9/15/2000	00EP/NQ	12,000	10,000	$9.50	3.00	3,333	$0.00
	2/14/2001	00EP/NQ	10,000	10,000	$12.00	4.00	2,500	$1,250.00
	3/4/2002	00EP/NQ	2,800	2,800	$4.64	1.50	1,867	$0.00
	6/18/2002	00EP/NQ	5,000	5,000	$2.32	1.00	5,000	$0.00
			Total	87,800			52,700	$1,250.00
Employee D	11/30/2000	00EP/ISO	5,000	5,000	$12.50	4.00	1,250	$625.00
	3/4/2002	00EP/NQ	3,000	3,000	$4.64	1.50	2,000	$0.00
	6/18/2002	00EP/ISO	5,000	5,000	$2.32	1.00	5,000	$0.00
			Total	13,000			8,250	$625.00

* Outstanding Shares are the number of eligible shares under the program.

Legend

Additional information concerning the terms of the Offer to Exchange All Outstanding Options to Purchase Common Stock may be obtained by contacting Bobbi Miller, Stock Administrator at (408) 878-6737 or by email.

Copies of the offer to Exchange All Outstanding Options to Purchase Common Stock and related documents may be obtained from Bobbi Miller.

This presentation is not an offer to purchase or a solicitation of an offer to purchase with respect to your options. The tender offer is made solely by the offer to Exchange All Outstanding Options to Purchase Common Stock.